Exhibit 18.1
August 8, 2008
Mr. Paul G. Vitek
Senior Vice President, Finance and Chief Financial Officer
CARBO Ceramics, Inc.
6565 MacArthur Boulevard
Irving, Texas 75039
Dear Mr. Vitek:
Note 1 of Notes to interim financial statements of CARBO Ceramics Inc. included in its Form 10-Q for the period ended June 30, 2008 describes a change in the method of accounting for inventory valuation from the first-in, first-out (FIFO) method to the weighted average cost method. There are no authoritative criteria for determining a ‘preferable’ inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of CARBO Ceramics Inc. subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP